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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number:  000-22875


                          UNITED CRAFT BREWERS, INC.
         ------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                         Three Harbor Drive, Suite 115
                          Sausalito, California 94965
                                (415) 289-0390
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, par value $0.001 per share
         ------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                     None
         ------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)(i)   [X]                    Rule 12h-3(b)(1)(ii)  [ ]
    Rule 12g-4(a)(1)(ii)  [ ]                    Rule 12h-3(b)(2)(i)   [ ]
    Rule 12g-4(a)(2)(i)   [ ]                    Rule 12h-3(b)(2)(ii)  [ ]
    Rule 12g-4(a)(2)(ii)  [ ]                    Rule 15d-6            [ ]
    Rule 12h-3(b)(1)(i)   [X]

            Approximate number of holders of record as of the certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, United Craft Brewers, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     October 2, 1997          BY:   /s/ VIJAY MALLYA
                                       ------------------------------------
                                            Vijay Mallya
                                       Chairman and Chief Executive Officer